Exhibit 10(e)







                        CONSTELLATION ENERGY GROUP, INC.



                           SUPPLEMENTAL BENEFITS PLAN















                            Effective January 1, 2000



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                        CONSTELLATION ENERGY GROUP, INC.

                           SUPPLEMENTAL BENEFITS PLAN


1. Objective. The objective of this Plan is to enhance the benefits provided to certain officers and key employees of Constellation Energy Group and its subsidiaries in order to attract and retain talented executive personnel.

2. Definitions. All words beginning with an initial capital letter and not otherwise defined herein shall have the meaning set forth in the Pension Plan. All singular terms defined in this Plan will include the plural and vice versa. As used herein, the following terms will have the meaning specified below:

     "Average Incentive Award" (or "Average Award") means the two highest of the participant's five immediately prior year awards earned under Constellation Energy Group's Executive Annual Incentive Plan, Constellation Energy Group's Senior Management Annual Incentive Plan and/or the Results Incentive Awards Program.

     "Committee" means the Committee on Management of the Board of Directors of Constellation Energy Group.

     "Constellation Energy Group" means Constellation Energy Group, Inc., a Maryland corporation, or its successor.

     "Constellation Energy Group's Executive Annual Incentive Plan" means such plan or other incentive plan or arrangement designated in writing by the Plan Administrator.

     "Constellation Energy Group's Senior Management Annual Incentive Plan" means such plan or other incentive plan or arrangement designated in writing by the Plan Administrator.

     "Income Replacement Percentage" means the percentage under the LTD Plan that is used to calculate the participant's actual LTD Plan benefit.

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     "LTD Plan" means the Constellation  Energy Group, Inc. Disability Insurance
     Plan as may be amended from time to time, or any successor plan.

     "Pension Plan" means the Pension Plan of Constellation Energy Group, Inc. as may be amended from time to time, or any successor plan.

     "Plan Administrator" means, as set forth in Section 3, the Committee.

     "Results Incentive Awards Program" means the program(s) designated in writing by the Plan Administrator applicable to certain employees that provides awards; but includes only the types of awards that are includable in the computation of Pension Plan benefits.

3. Plan Administration. The Committee is the Plan Administrator and has sole authority (except as specified otherwise herein) to interpret the Plan and, in general, to make all other determinations advisable for the administration of the Plan to achieve its stated objective. Appeals of written decisions by the Plan Administrator may be made to the Board of Directors of Constellation Energy Group. Decisions by the Board shall be final and not subject to further appeal. The Plan Administrator shall have the power to delegate all or any part of its duties to one or more designees, and to withdraw such authority, by written designation.

4. Eligibility. Each officer or key employee of Constellation Energy Group or its subsidiaries may be designated in writing by the Plan Administrator as a participant with respect to one or more benefits under the Plan. Once designated, participation shall continue until such designation is withdrawn at the discretion and by written order of the Plan Administrator. Notwithstanding the foregoing, any participant while classified as disabled under the LTD Plan shall continue to participate in this Plan (except under Sections 8 and 9) while classified as disabled.

5.   Supplemental Long-Term Disability Benefit.

          (i) Eligibility for disability benefits. Any participant who has completed at least one full calendar month of


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               service with Constellation Energy Group or its subsidiaries,  who has elected coverage under the LTD Plan, and who is disabled (as determined under the LTD Plan) will be entitled to supplemental disability benefits under this Plan.

          (ii) Computation   of   disability   benefits.   The  amount  of  such
               supplemental disability benefits shall be determined as follows:

               (1) multiply the monthly base rate of pay amount in effect immediately prior to becoming entitled to benefits under the LTD Plan by twelve,

               (2)  add the Average Incentive Award to the product,

               (3) add certain bonuses and incentives that are included in the computation of Average Pay under the Pension Plan (except that awards included in the computation of Average Incentive Award shall be excluded), earned over the last 12 months to the product,

               (4)  divide the sum by 12,

               (5)  multiply   this   monthly   dollar   amount  by  the  Income
                    Replacement Percentage, and

               (6) subtract from the product the gross monthly amount provided for the participant under the LTD Plan before such amount is reduced for other benefits as set forth under the LTD Plan.

          (iii)Form of payment of disability benefits. Each participant entitled to supplemental disability benefits will receive his/her supplemental disability benefit payout in the form of a monthly payment.

          (iv) Amount, timing, and source of monthly disability benefit payout. A participant entitled to supplemental disability benefits will receive a monthly payment equal to the amount determined under
               (ii) above. Such payments shall commence effective with the commencement of the participant's LTD Plan benefit payments. Monthly payments shall permanently cease when benefit payments under the LTD Plan cease. Monthly payments

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               shall be made from Constellation Energy Group's general corporate assets.

               If a participant receiving payments pursuant to this Section 5 receives cost of living or other inflation/indexing adjustment(s) under the LTD Plan, the payments hereunder will be automatically increased based on the same percentage of, and at the same time as, such adjustment(s).

          (v) Bonus. Any participant who has less than ten years of Credited Service shall be entitled to a monthly taxable cash bonus, equal to an amount based on the cost of LTD Plan coverage, using the formula for computing Constellation Energy Group-provided Flexible Benefits Plan credits for LTD Plan coverage and taking into account the Participant's Credited Service and covered compensation. Such cash bonus shall be made from general corporate assets.

6. Death Benefit. Constellation Energy Group shall make arrangements, through its split-dollar life insurance program or otherwise, for life insurance coverage for each participant who had a split-dollar policy in effect on April 1, 2000 and who does not have a split-dollar policy under the Senior Executive Supplemental Plan, providing that the participant's beneficiary shall receive, as a pre-retirement death benefit, an amount which is approximately equal to three times the participant's compensation in effect on April 1, 2000, and as a post-retirement death benefit, an amount which is approximately equal to two times the participant's compensation in effect on April 1, 2000, as set forth in a separate agreement between the participant and his/her employer.

     As determined in the sole discretion of the Plan Administrator, in the event that either (i) a participant is ineligible to receive the type of life insurance coverage provided to other participants under this Plan, or
     (ii) such coverage is not available on reasonably cost-effective terms as a result of any penalty for smoking or other factors that are reflected in the insurance carrier's rates, then Constellation Energy Group shall provide a benefit that, in the discretion of the Plan Administrator, is substantially equivalent to the cost of the benefit provided to other participants under this Plan.

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7.   Dependent Death Benefit. For a participant with a split-dollar policy under
     Section 6 and who is not eligible to participate in Constellation Energy Group's Employee Life Insurance Plan, in the event of the death of a participant's qualified dependent while the participant is an active employee of Constellation Energy Group or a subsidiary of Constellation Energy Group, Constellation Energy Group shall make a death benefit payment to the participant, from general corporate assets. For purposes of this
     Section 7, qualified dependent shall have the same meaning as set forth in Constellation Energy Group's Family Life Insurance Plan. For purposes of this Section 7, the amount of the death benefit payment shall be the highest amount of insurance that would have been payable with respect to such qualified dependent if coverage had been provided under Constellation Energy Group's Family Life Insurance Plan. The dependent death benefit payment under this Plan shall be grossed-up for income tax withholding.

8. Sickness Benefit. Each participant, without regard to length of service, shall be entitled to the greater of the benefits stipulated under his/her employer's sick benefit policy for employees or twenty-six (26) weeks of paid sick benefits within a rolling 52-week period.

9. Vacation Benefit. Each participant, without regard to length of service, shall be entitled to the greater of the benefits stipulated under his/her employer's vacation benefit policy for employees or five weeks of paid vacation during a calendar year.

10. Planning Benefit. Each participant shall be entitled to certain personal financial, tax, and estate planning services paid for by Constellation Energy Group but provided through designated professional firms. This entitlement shall be subject to any dollar limitation established by the Plan Administrator with respect to all such fees. The services shall be provided to each participant by the chosen firm(s) on a personalized and confidential basis; and each firm shall have sole responsibility for quality of the services which it may render. The services to be provided shall be on an on-going and continuous basis, but shall be limited to (i) the development and legal documentation of both career-oriented

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     financial  plans  and  personal  estate  plans,  and  (ii)  tax  counseling regarding personal tax return preparation and the most advantageous structuring, tax-wise, of proposed personal transactions.

     Such planning benefit shall continue during the year of retirement plus the next two calendar years (the year of retirement plus the next calendar year for January 1 retirements) and include the completion of the federal and state personal tax returns for the second calendar year following retirement (the calendar year following retirement for January 1 retirements). However, if a retired member of senior management continues to serve as a member of the Board of Directors of Constellation Energy Group, his/her planning benefit period shall be extended until he/she no longer serves as a member of the Board of Directors.

     Upon the death of a participant entitled to the planning benefit provided hereunder, his/her surviving spouse shall be entitled to receive the following planning benefit: (i) if the deceased was not retired at the time of death, the surviving spouse shall be entitled to the planning benefit for the year in which the death occurred plus the next two calendar years, including completion of the federal and state personal tax returns for the second calendar year after the year in which the death occurred; or (ii) if the deceased was retired at the time of death, then the surviving spouse shall receive a planning benefit equal to that the deceased would have received if he/she had not died prior to expiration of the planning benefit. The surviving spouse of a retired member of senior management whose death occurs while serving as a member of the Board of Directors of Constellation Energy Group, shall be entitled to a planning benefit as set forth in (i) above.

     The planning benefit provided under this Plan shall be grossed-up for income tax withholding.

11. Miscellaneous. None of the benefits provided under this Plan shall be subject to alienation or assignment by any participant or beneficiary nor shall any of them be subject to attachment or garnishment or other legal process except (i) to the extent specially mandated and directed by applicable State or Federal statute; (ii) as requested by the participant or beneficiary to satisfy income tax withholding or liability; and (iii) any policy of insurance written by a commercial carrier on a split-dollar basis shall be assignable.

     This Plan may be amended from time to time, or suspended or terminated at any time, provided, however, that no amendment


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     or  termination  shall impair the rights of any  participant or beneficiary entitled to receive current or future payment hereunder at the time of such action. All amendments to this Plan which would increase or decrease the compensation of any Officer of Constellation Energy Group, either directly or indirectly, must be approved by the Board of Directors. All other permissible amendments may be made at the written direction of the Committee.

     Participation in this Plan shall not constitute a contract of employment between Constellation Energy Group or a subsidiary of Constellation Energy Group and any person and shall not be deemed to be consideration for, or a condition of, continued employment of any person.

     Except for benefits, if any, provided through life insurance policies under
     Section 6, all payments made under the Plan shall be made from general corporate assets. The Plan, is intended to be unfunded for purposes of Title I of the Employee Retirement Income Security Act of 1974. To the extent that any person acquires a right to receive payments from Constellation Energy Group under this Plan, such rights shall be no greater than the right of any unsecured general creditor of Constellation Energy Group.

     In the event Constellation Energy Group becomes a party to a merger, consolidation, sale of substantially all of its assets or any other corporate reorganization in which Constellation Energy Group will not be the surviving corporation or in which the holders of the common stock of Constellation Energy Group will receive securities of another corporation (in any such case, the "New Company"), then the New Company shall assume the rights and obligations of Constellation Energy Group under this Plan.

     This Plan shall be governed in all respects by Maryland law.

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